EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-158662, 333-158660, 333-63678, 333-63676, 333-37636, and 333-50495 on Form S-8 and Registration Statements Nos. 333-109002, and 333-142672 on Form S-3 of our report dated February 27, 2012, relating to the consolidated financial statements of Crane Co. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 27, 2012